Exhibit 99.1

[LETTERHEAD OF ENZON  PHARMACEUTICALS]

                                                           For Immediate Release
PRESS RELEASE

                                     Contact:   Kenneth J. Zuerblis
                                                Vice President, Finance & CFO
                                                908-541-8717

                                                Euro RSCG Life NRP
                                                Mark R. Vincent, Media Relations
                                                212-845-4239

              ENZON REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

      Total Quarterly Revenues Increased 85% Over Prior Year to $47 Million

      BRIDGEWATER, NJ - August 13, 2003 - Enzon Pharmaceuticals, Inc. (NASDAQ:ENZN) announced today its financial results for the quarter and fiscal year (FY) ended June 30, 2003. The Company's adjusted net income for the fourth quarter of FY 2003 was $11.5 million or $0.26 per diluted share, as compared to adjusted net income of $12.0 million or $0.27 per diluted share for the fourth quarter of FY 2002. For comparative purposes, the Company's adjusted net income for the fourth quarter of FY 2003 excludes approximately $28.3 million in other income related to a fee, net of expenses, received from the termination of the Company's proposed merger with NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) and certain tax benefits recorded in both years. On a GAAP basis, net income for the quarter ended June 30, 2003 was $40.6 million or $0.93 per diluted share, as compared to $20.8 million or $0.47 per diluted share for the fourth quarter of FY 2002.

      For the fiscal year ended June 30, 2003, adjusted net income was $45.4 million or $1.04 per diluted share, compared to adjusted net income of $33.7 million or $0.76 per diluted share for the year ended June 30, 2002. Enzon's GAAP net income was $45.7 million or $1.05 per diluted share, as compared to $45.8 million or $1.04 per diluted share for the year ended June 30, 2002.

      Enzon has reported adjusted net income, which excludes the impact of isolated transactions specific to each of its fourth quarters and year ends. The Company believes the adjusted net income is more indicative of the underlying operations of the business and represents a more comparative measure and is relevant to gaining an understanding of the

Company's trends and potential future performance. A detail of the components of the adjustments is presented later in this release.

      "We are pleased to report solid earnings and continued strong execution on those elements designed to transform our business from a royalty-based specialty pharmaceutical company to a fully integrated, biopharmaceutical company with a robust pipeline and accelerated revenue growth," commented Arthur J. Higgins, Enzon's chairman and chief executive officer.

      Total revenues for the fourth quarter of FY 2003 increased by $21.5 million or 85 percent, to $46.7 million, as compared to $25.2 million for the fourth quarter of FY 2002. The increase in revenues was principally due to net sales of $17.5 million related to the acquisition of the ABELCET(R) business. Enzon acquired the North American rights and operational assets associated with the development, manufacture, sales and marketing of ABELCET (Amphotericin B Lipid Complex Injection) from Elan Corporation, plc (NYSE: ELN) in November 2002.

      Combined sales of the three other products marketed by the Company (ADAGEN(R), ONCASPAR(R), and DEPOCYT(R)) were $8.8 million for the fourth quarter of FY 2003, as compared to $5.5 million for the fourth quarter of FY 2002, an increase of $3.3 million or 60 percent. The increase was due to increases in sales of ADAGEN and ONCASPAR, and the commencement of sales of DEPOCYT during the previous quarter. Enzon licensed the North American rights to DEPOCYT from SkyePharma PLC (NASDAQ: SKYE) in January 2003. DEPOCYT is an injectable chemotherapeutic approved for the treatment of patients with lymphomatous meningitis. Enzon is marketing DEPOCYT through its specialty sales force and product sales for the quarter were $1.2 million. ADAGEN sales for the fourth quarter of FY 2003 were $3.8 million, as compared to $3.7 million for the fourth quarter of FY 2002. Sales of ONCASPAR were $3.8 million for the fourth quarter of FY 2003, as compared to $1.8 million for the fourth quarter of FY 2002, as a result of the repurchase of the North American distribution rights from Aventis.

      Total royalties for the fourth quarter of FY 2003 were $20.0 million, up 23% over the third quarter. Total royalties for the quarter are principally made up of royalties from sales of PEG-INTRON marketed by Schering Plough. Total royalties for the fourth quarter showed only a modest increase compared to the same quarter last year due to the launch of Roche's competitive product Pegasys.

      Research and development expenses for the fourth quarter of FY 2003 increased to $6.1 million as compared to $5.9 million for the fourth quarter last year. The increase was due to increased spending related to the Company's single-chain antibody (SCA) collaboration with Micromet AG and increased spending on the company's PEG-Camptothecin development program, offset by reductions in certain expenditures due to the Company's January 2003 decision to suspend its Phase I PEG-paclitaxel program. Based upon interim data from a Phase II clinical trial for PEG-Camptothecin in patients with gastric and gastroesophageal cancers, Enzon is focusing its development program on this indication. The Company intends to initiate a pivotal study during the first half of calendar 2004 in gastric and gastroesophageal cancers, in accordance with and subject to FDA regulations. The Company expects its research and development expenditures to increase in future quarters, as it continues to invest in the expansion of its product pipeline and it advances PEG-Camptothecin and ATG-Fresenius S into late stage clinical trials. During the quarter Enzon licensed the North American rights to develop and commercialize ATG-Fresenius S, a polyclonal antibody preparation used for T-lymphocyte suppression in organ transplant patients and currently marketed by Fresenius in over 60 countries.

      Selling, general and administrative expenses for the fourth quarter of FY 2003 increased by $5.4 million or 123 percent to $9.8 million, as compared to $4.4 million for the fourth quarter of FY 2002. This increase was due to a $6.3 million increase in sales and marketing expenditures related to the Company's current year acquisition of the North American rights to ABELCET, which included the hiring of a hospital sales force.

      Amortization costs for the fourth quarter of FY 2003 were $3.9 million, as compared to $35,000 for the prior year comparable period. This increase relates primarily to intangible assets acquired as part of the Company's acquisition of ABELCET.

      Interest income for the fourth quarter of FY 2003 decreased by $3.3 million to $512,000, as compared to $3.9 million for the fourth quarter of FY 2002. The decrease was primarily due to a reduction in the Company's interest-bearing investments resulting from the Company's purchase of the North American rights to ABELCET in November 2002 for a cash payment of $360 million, as well as a decrease in interest rates.

      During the quarter ended June 30, 2003, the Company recognized other income of $28.3 related to the mutual termination of its proposed merger with NPS Pharmaceuticals, Inc. (NASDAQ: NPSP). In accordance with the June 2003 mutual termination agreement between the two companies, during the fourth quarter of FY 2003 NPS paid a termination fee to Enzon in the form of 1.5 million shares of NPS common stock. The net termination fee includes $6.2 million in costs incurred in the quarter related to the proposed merger with NPS.

      During the quarter ended June 30, 2003, the Company recognized a net tax benefit of $439,000, as compared to a net tax benefit of $8.8 million recognized during the quarter ended June 30, 2002. The net tax benefit recorded during the fourth quarter of FY 2003 is primarily related to the recognition of certain deferred tax benefits related primarily to net operating loss carry forwards and tax credits expected to be utilized in future years, offset by the tax expense attributable to the NPS termination fee received.

      The following table reconciles the Company's adjusted net income to GAAP net income for the three months and years ended June 30, 2003 and 2002:

                                            Three Months Ended    Fiscal Year Ended

                                           06/30/03   06/30/02   06/30/03   06/30/02
                                           --------   --------   --------   --------
Adjusted Net Income                          11,480     12,004     45,448     33,683

Add: Termination Fee, net (1)                28,333         --     26,938         --

Add: Other Income (2)                            --         --         --      3,000

Add:  Income tax benefit (3)                    739      8,760        577      9,123

Less:  Write-down of carrying value of
value of investments (4)                         --         --     27,237         --
                                           --------   --------   --------   --------
GAAP Net Income                              40,552     20,764     45,726     45,806
                                           ========   ========   ========   ========

(1) Income related to the $36 million termination fee paid to Enzon in the form of 1.5 million shares of NPS common stock, related to the mutual termination of the proposed merger between Enzon and NPS, offset by $6.2 million this quarter and $7.6 million for the year in costs incurred related to the proposed merger.

(2) The reimbursement of certain legal fees from Nektar Therapeutics (formerly Inhale Therapeutics), related to the Companies' January 2002 agreement.

(3) Income tax benefit related to the Company's net operating losses and certain tax credits expected to be utilized and related to the NPS fee received above.

(4) A non-cash charge of $27.2 million to write down the carrying value of the Company's investment in Nektar.

      The management of Enzon will be hosting a conference call today, August 13, 2003 at 5:00 PM EDT. All interested parties can access the live call using the following information:

                  Domestic Dial-In Number               866-254-5941

                  International Dial-In Number          612-332-7515

                  Access Code                           693724

      Enzon's conference call will also be webcast in a "listen only" mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon's conference call, a rebroadcast will be available following the call on August 13, 2003 at approximately 10:15 PM EDT. This rebroadcast will end on August 20, 2003 at midnight. The rebroadcast may be accessed using the following information:

                  Domestic Dial-In Number               800-475-6701

                  International Dial-In Number          320-365-3844

                  Access Code                           693724

      Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. The company has developed or acquired a number of marketed products, including PEG-INTRON, marketed by Schering-Plough, and ABELCET, which is marketed in North America by Enzon. Enzon's product-focused strategy includes an extensive drug development program that leverages the Company's PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access t additional products, projects, and technologies. Enzon has several drug candidates in various stages of development, independently and with partners.

      Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors, which are described in the Company's Form 10-K, Form 10-Q's and Form 8-K's on file with the SEC, including without limitation, Enzon's ability to clinically advance its PEG-Camptothecin and ATG-Fresenius programs, Enzon's dependence on Schering-Plough's effective marketing of PEG-INTRON; Enzon's ability to sustain profitability; risks in obtaining and maintaining regulatory approval for indications and expanded indications for Enzon's products; market acceptance of and continuing demand for Enzon's products; timing and results of clinical trials and the impact of competitive products and pricing, All information in this press release is as of August 13 , 2003, and the Company undertakes no duty to update this information.

             This release is also available at http://www.enzon.com

                                      # # #

                        (Financial statements to follow)

                  ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Three Months ended June 30, 2003 and 2002
                                   (Unaudited)

                                                       June 30,       June 30,
                                                         2003          2002
                                                       --------      --------
Revenues:
  Net sales                                            $ 26,260      $  5,500
  Royalties                                              20,024        19,640
  Contract revenue                                          394            75
                                                       --------      --------
Total revenues                                           46,678        25,215
                                                       --------      --------
Costs and expenses:
  Cost of sales                                          10,662         1,855
  Research and development expenses                       6,083         5,878
  Selling, general and administrative expenses            9,785         4,347
  Amortization of acquired intangibles                    3,923            35
                                                       --------      --------
     Total costs and expenses                            30,453        12,115
                                                       --------      --------
     Operating income                                    16,225        13,100
                                                       --------      --------

Other income (expense):

  Investment income, net                                    512         3,861
  Interest expense                                       (4,957)       (4,957)
  Other income, net                                      28,333            --
                                                       --------      --------
                                                         23,888        (1,096)
                                                       --------      --------
Income before taxes                                      40,113        12,004
Tax provision (benefit)                                    (439)       (8,760)
                                                       --------      --------
Net income                                             $ 40,552      $ 20,764
                                                       ========      ========
Basic earnings per common share                        $   0.94      $   0.48
                                                       ========      ========
Diluted earnings per common share                      $   0.93      $   0.47
                                                       ========      ========
Weighted average number of common shares
  issued and outstanding - basic                         43,264        42,982
                                                       ========      ========
Weighted average number of common shares issued
  and outstanding and dilutive potential common
  shares outstanding                                     43,609        43,840
                                                       ========      ========

                                     -more-

                  ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Fiscal Years Ended June 30, 2003 and 2002
                                   (Unaudited)

                                                     June 30,       June 30,
                                                       2003           2002
                                                    ---------      ---------
Revenues:
  Net sales                                         $  68,006      $  22,183
  Royalties                                            77,589         53,329
  Contract revenue                                        811            293
                                                    ---------      ---------
Total revenues                                        146,406         75,805
                                                    ---------      ---------
Costs and expenses:
  Cost of sales                                        28,521          6,078
  Research and development expenses                    20,969         18,427
  Selling, general and administrative expenses         30,571         16,545

  Amortization of acquired intangibles                  9,211            142
  Write-down of carrying value of investments          27,237             --
                                                    ---------      ---------
      Total costs and expenses                        116,509         41,192
                                                    ---------      ---------
      Operating income                                 29,897         34,613
                                                    ---------      ---------
Other income (expense):
  Investment income, net                                8,942         18,681
  Interest expense                                    (19,828)       (19,829)
  Other income, net                                    26,938          3,218
                                                    ---------      ---------
                                                       16,052          2,070
                                                    ---------      ---------
Income before taxes                                    45,949         36,683
Tax provision (benefit)                                   223         (9,123)
                                                    ---------      ---------
Net income                                          $  45,726      $  45,806
                                                    =========      =========
Basic earnings per common share                     $    1.06      $    1.07
                                                    =========      =========
Diluted earnings per common share                   $    1.05      $    1.04
                                                    =========      =========
Weighted average number of common shares
   Issued and outstanding - basic                      43,116         42,726
                                                    =========      =========
Weighted average number of common shares
  issued and outstanding and dilutive potential
  common shares outstanding                            43,615         44,026
                                                    =========      =========

                                       ###